EXHIBIT 99.2

For Immediate Release	Investor Contact at Full House Resorts, Inc.:
Michael Shaunnessy, Chief Financial Officer
(702) 221-7800

Investor Contact at the Morongo Tribe:
Waltona Manion, Public Information Officer
(800) 933-7376

FULL HOUSE RESORTS AND MORONGO BAND OF MISSION INDIANS
ANNOUNCE PROPOSED MERGER

LAS VEGAS, NV and BANNING, CA, July 30, 2003 – Full House Resorts, Inc. (OTCBB:  FHRI) and the Morongo Band of Mission Indians, a federally-recognized California Indian tribe, announced today that they have entered into a definitive merger agreement pursuant to which a subsidiary of the Morongo tribe will acquire Full House Resorts.  In the merger, each Full House Resorts common shareholder will receive $1.30 for each share of Full House Resorts common stock and each holder of its Series 1992-1 Preferred Stock will receive $6.15 per share of preferred stock.  The transaction values Full House Resorts at $20.1 million, including the assumption of $2.4 million of debt.

The Morongo tribe intends to fund the consideration from cash reserves and existing credit facilities.  The transaction, which is expected to close in the fourth quarter of 2003, is subject to shareholder approval by Full House Resorts, approval by the general membership of the Morongo tribe, the gaming commission and any other necessary regulatory approval and other customary closing conditions.

“This is an excellent opportunity for our shareholders,” said William McComas, Chairman and CEO of Full House Resorts. “They will receive a significant premium to the market price for their shares.”

“Morongo has sought ways to continue to diversify its economic ventures and this investment will allow us to bring our gaming management expertise and experience to bear in new markets,” said Morongo tribal chairman Maurice Lyons.

CIBC World Markets Corp. is acting as exclusive financial advisor to Full House Resorts for the merger transaction.

About Full House Resorts

Full House Resorts, Inc. develops and manages gaming facilities.  Full House Resorts manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware.  Midway Slots and Simulcast has a total of approximately 1,400 gaming devices, a 450-seat buffet, a 50-seat diner and an entertainment lounge area.  Full House Resorts is also involved in the development of a tribal project in Battle Creek, Michigan.

About the Morongo Tribe

A pioneer in Indian gaming, the Morongo Band of Mission Indians began gaming as a means of economic development in 1983.  A 1987 Supreme Court case, led by the Morongo and Cabazon tribes, confirmed the right of American Indian tribes to offer gaming on Indian reservations. Subsequently, Morongo’s casino facility blossomed from a modest bingo hall into one of the nation’s top gaming properties. Casino Morongo is not only one of the largest and oldest tribal casinos in the country, but the first in California to offer slots machines after the passage of Proposition 1A.

The Morongo tribe broke ground in May of this year on a new $250 million, world-class casino resort hotel on the Morongo Indian Reservation. When complete, it will be one of the largest recreational gaming destinations on the West Coast.

The National Indian Gaming Commission reports that in 2002 that 330 tribal casinos operating in 29 states generated more than $14.4 billion in revenues.

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Full House Resorts and the Morongo tribe believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved.  Factors that could cause actual results to differ materially from current expectations include:  the ability of the parties to consummate the merger, including obtaining stockholder approval, approval of the general membership of the Morongo tribe, regulatory approval and other third-party consents, general market and economic conditions; changes in Federal, state, and local laws and regulations, including environmental and gaming license legislation and regulations; and other risks, which are described in Full House Resorts’ Form 10-KSB, which is on file with the Securities and Exchange Commission.

Investors and security holders are urged to read the proxy statement regarding the business combination transaction referenced in this press release, when it becomes available, because it will contain important information.  The proxy statement will be filed with the Securities and Exchange Commission by Full House Resorts.  Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Full House Resorts with the Commission at the Commission’s web site at www.sec.gov.  The proxy statement and these other documents (as well as information as to the directors of Full House Resorts and their respective interests in the matters described herein) may also be obtained for free from Full House Resorts by directing a request to Full House Resorts, Inc., 4670 S. Fort Apache Road, Suite 190, Las Vegas, Nevada 89147, Attention:  Chief Financial Officer, telephone:  702-221-7800.